Exhibit 99.1

Editorial Contact:	Investor Contact:
Ally Zwahlen	Jane Underwood
ally_zwahlen@securecomputing.com	jane_underwood@securecomputing.com
925-288-4175	408-979-6186

Secure Computing Corporation Appoints Glenn Cross Senior Vice President of Worldwide Sales

SAN JOSE, Calif., December 3, 2007 – Secure Computing Corporation (NASDAQ: SCUR), a leading enterprise gateway security company, today announced the appointment of Glenn Cross to the role of senior vice president of worldwide sales, reporting to Dan Ryan, President and Chief Operating Officer. Cross joins Secure Computing from Web security company, SurfControl, where he served as executive vice president of Global Sales. At Secure Computing, he will lead global sales and field operations.

“We are excited to welcome Glenn to Secure Computing as we continue to execute on our Enterprise Gateway Security strategy,” said Dan Ryan. “His depth of industry knowledge and successful track record in sales and rapid revenue growth makes him a perfect fit for Secure, and we are looking forward to his contributions to our success as a key member of our management team.”

Cross brings over 25 years of industry experience to his new role with a broad technology base including hardware, software, solutions and services. His extensive global internet security experience includes tenures with top security organizations both in the United States and in Europe. Most recently, Cross was executive vice president of Global Sales for SurfControl, where he managed the company’s global sales force and drove substantial growth. SurfControl was acquired by WebSense in October.

Prior to SurfControl, Cross held a number of executive positions at leading corporations. He was senior vice president of Sales and Professional Services at Nuance Communications; vice president of Sales and Services at ActivCard, Inc.; held the position of senior vice president of Sales, Service and Business Development at Palm Inc., a 1.2 billion dollar provider of handheld computers and software; and additionally, Cross held a number of sales management positions at Sun Microsystems and Adobe Systems.

“As a leader in the thriving enterprise security space, Secure Computing is more exciting than ever before,” said Cross. “I’m excited to join this executive team, which looks beyond the technological horizon to create leading-edge solutions for partners and customers by addressing the entire spectrum of gateway security requirements. My objective is to help maximize Secure Computing’s continued and future growth.”

About Secure Computing:

Secure Computing (NASDAQ:SCUR), a leading provider of enterprise gateway security, delivers a comprehensive set of solutions that help customers protect their critical Web, email and network assets. Over half the Fortune 50 and Fortune 500 are part of our more than 20,000 global customers in 106 countries, supported by a worldwide network of more than 2,000 partners. The company is headquartered in San Jose, Calif., and has offices worldwide. For more information, see http://www.securecomputing.com